As filed with the Securities and Exchange Commission on July 2, 2024
No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Townsquare Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-1996555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Manhattanville Road, Purchase, New York	10577
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED TOWNSQUARE MEDIA, INC. 2014 OMNIBUS INCENTIVE PLAN (Full title of the plan)

Stuart Rosenstein
Executive Vice President and Chief Financial Officer
Townsquare Media, Inc.
One Manhattanville Road, Suite 202
Purchase, New York 10577
(Name and address of agent for service)
(203) 861-0900
(Telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:
Joshua N. Korff, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Townsquare Media, Inc. (the “Registrant”) relates to Registration Statement (No. 333- 205366) on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (“SEC”) on June 30, 2015, which registered an aggregate of 20,703,234 shares of Class A common stock of the Registrant, par value $0.01 per share, and Class B common stock of the Registrant, par value $0.01 per share (collectively, “Common Stock”), issuable under the Townsquare Media, Inc. 2014 Omnibus Incentive Plan (as amended from time to time, “Prior Plan”).
On May 9, 2024 (the “Effective Date”), the shareholders of the Registrant approved the Amended and Restated Townsquare Media, Inc. 2014 Omnibus Incentive Plan (the “2024 Plan”), which superseded and replaced the Prior Plan in its entirety, effective as of the Effective Date. Further, any shares of Common Stock issued pursuant to awards granted under the Prior Plan that were outstanding as of the Effective Date will be issued from the share reserve of the 2024 Plan.
In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. However, the Registration Statement will remain in effect for purposes of any outstanding awards granted under the Prior Plan and registered by the Registrant pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Purchase, State of New York, July 2, 2024.

TOWNSQUARE MEDIA, INC.

By:	/s/ Stuart Rosenstein
Name: Stuart Rosenstein
Title: Executive Vice President & Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.